Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary (1)	Jurisdiction of Incorporation or Organization
Odyssey Marine Services, Inc.	Nevada
OVH, Inc.	Nevada
Marine Exploration Holding, LLC	Nevada
Odyssey Marine Entertainment, Inc.	Nevada
Odyssey Marine Minerals, LLC	Nevada
Odyssey Marine Management, Ltd.	Bahamas
Oceanica Marine Operations S.R.L.	Panama
Odyssey Marine Enterprises, Ltd.	Bahamas
Oceanica Resources, S. de. R.L. (2)	Panama
Exploraciones Oceánicas, S. de R.L. De C.V. (3)	Mexico
Aldama Mining Company, S. De R.L. De C.V.	Mexico
Telemachus Minerals, S. De R.L. De C.V.	Mexico
Lihir Subsea Gold, LLC (4)	Nevada
Bismarck Mining Corporation (PNG) Limited	Papua New Guinea
Odyssey Marine do Brazil Ltda	Brazil
Brasil Ocean Minerais S.A.	Brazil
Odyssey Minerals Cayman Limited	Cayman Islands

(1)	Except as otherwise indicated, the Registrant directly or indirectly holds all of the outstanding equity interests of each subsidiary.
(2)	The Registrant holds an indirect 55.94% interest in this company.
(3)	The Registrant holds an indirect 55.93% interest in this company.
(4)	The Registrant holds a direct 85.64% interest in this company.